Exhibit 10 (viii)

STATE OF NORTH CAROLINA

COUNTY OF HARNETT

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of January 14, 2008 by and between NEW CENTURY BANK (hereinafter referred to as the “Bank”), NEW CENTURY BANCORP, INC. (hereinafter referred to as the “Company”) and J. DANIEL FISHER (hereinafter referred to as “Employee”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Employee in the financial institutions industry are extremely valuable to the Company and the Bank; and

WHEREAS, it is in the best interests of the Bank, the Company and the Company’s shareholders to maintain an experienced and sound executive management team to manage the Bank and to further the Company’s overall strategies to protect and enhance the value of the shareholders’ investments; and

WHEREAS, the Bank, the Company and Employee desire to enter into this Agreement to establish the scope, terms and conditions of Employee’s employment by the Bank; and

WHEREAS, the Bank, the Company and Employee desire to enter into this Agreement also to provide Employee with security in the event of a change of control of the Bank and to ensure the continued loyalty of Employee during any such change of control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Bank, the Company and Employee hereby agree as follows:

1. Employment. The Bank hereby agrees to employ Employee, and Employee hereby agrees to serve as an officer of both the Bank and the Company, all upon the terms and conditions stated herein. As an officer of the Bank and the Company, Employee will (i) serve as Executive Vice President and Chief Credit Officer, and (ii) have such other duties and responsibilities, and render to the Bank and the Company such other management services, as are customary for persons in Employee’s position or as shall otherwise be reasonably assigned to him from time to time by the Bank and/or the Company. Employee shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank and the Company. Employee hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder the parties hereto shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Employee shall not engage in any other occupation which requires a significant amount of Employee’s personal attention during the Bank’s regular business hours or which otherwise interferes with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank and the Company hereunder except with the prior written consent of the Bank or the Company. However, nothing herein contained shall restrict or prevent Employee from personally, and for Employee’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Employee’s own benefit so long as said activities do not interfere with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank and the Company hereunder, and provided further, that such activities do not amount, in the Bank’s sole discretion, to direct competition with the Bank.

2. Compensation. For all services rendered by Employee to the Bank and the Company under this Agreement, the Bank shall pay Employee a base salary at a rate of One Hundred Eighty-Five Thousand and 00/100 Dollars ($185,000.00) per annum. The rate of such salary shall be reviewed by the Board of Directors of the Bank not less often than annually during the term of this Agreement and may be increased, but not decreased, during the term hereof, provided however, that the Board of Directors may decrease the rate of salary payable hereunder in the event that Employee is demoted for Cause (as such term is defined in Paragraph 6(d) hereof) or in the event that Employee voluntarily accepts a position with the Bank that involves a material reduction in duties or responsibilities. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. Should a Change in Control (as defined in Paragraph 8) of the Bank occur while Employee is subject to the provisions of this Agreement, Employee’s base salary shall be increased not less than six percent (6%) annually during the term of this Agreement.

In addition to the foregoing, Employee shall be entitled to receive a one-time bonus payment of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) payable on or before January 31, 2008.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such programs and plans.

In addition to the other compensation and benefits described in this Agreement, the Bank shall:

(i) Provide Employee with five (5) weeks of paid vacation leave per year and ten (10) days of paid sick leave per year, notwithstanding the policy of the Bank for all other employees. Such vacation leave and sick leave shall be in addition to federal banking holidays, which shall be paid holidays;

(ii) Reimburse Employee for the following relocation expenses incurred by him and documented to the reasonable satisfaction of the Bank: (1) moving expenses; (2) realtor’s commissions for the sale of his current primary residence; (3) closing costs associated with his purchase of a new primary residence; and (4) rental payments associated with his transitional residence;

(iii) Reimburse Employee for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies;

(iv) Pay expenses associated with Employee’s membership in one (1) country club, including initiation fees and monthly dues not to exceed $7,500 per year, provided that Employee shall be responsible for all personal expenses for use of such club;

(v) Provide Employee major medical insurance coverage under a policy at least equivalent to the major medical insurance coverage generally provided to active full-time employees of the Bank from time to time and which shall include, at a minimum, payment of

100% of Employee’s portion of the Bank’s PPO 80/20 Plan and 50% of Employee’s portion of dental insurance coverage (if elected);

(vi) Provide Employee with life insurance coverage, which coverage shall be in an amount equal to at least twice Employee’s annual base salary;

(vii) Within thirty (30) days of commencement of Employee’s employment hereunder, grant incentive stock options to Employee under the Company’s 2000 Incentive Stock Option Plan to purchase 3,000 shares of common stock as authorized under said Plan, which options shall be subject to a three-year vesting schedule and grant incentive stock options to Employee under the Company’s 2004 Incentive Stock Option Plan to purchase 7,000 shares of common stock as authorized under said Plan, which options shall be subject to a five-year vesting schedule. All such options shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant;

(viii) Permit Employee to participate in incentive or bonus compensation plans existing on the date of this Agreement or adopted by the Bank during the term of this Agreement;

(ix) Permit Employee to participate (to the extent permissible under applicable laws and regulations) in all savings, pension and retirement plans, policies and programs applicable generally to all employees of the Bank. Without limiting the foregoing, such plans shall include the Bank’s 401(k) Savings Plan;

(x) Provide Employee with a car allowance in the amount of One Thousand and 00/100 Dollars ($1,000.00) per month. Employee shall be responsible for taxes, insurance and maintenance and fuel expenses incurred with regard to the automobile; and

(xi) Permit Employee to participate in any other fringe benefits which are now, or may hereafter become, applicable to the Bank’s other executive officers.

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. Upon each anniversary of the execution hereof, the term of this Agreement shall automatically be extended for an additional one (1) year period, unless written notice from the Bank or Employee is received 90 days prior to anniversary of the execution hereof notifying the other party that this Agreement shall not be further extended.

5. Confidentiality; Non-Solicitation. Employee hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Employee’s disclosure of information about the Bank’s business and customers. For that purpose, and in consideration of the agreements of the Bank and the Company contained herein, Employee covenants and agrees as provided below.

(a) Non-Solicitation Covenant. During a period of two (2) years following the effective date of termination of this Agreement or Employee’s employment with the Bank for any reason, Employee will not (i) solicit, or assist any other Financial Institution or other Person in soliciting, directly or indirectly, in one or a series of transactions, any Customer, supplier, vendor or other service provider of the Bank or any affiliate of the Bank for the purpose of providing a service that the Bank, or any affiliate of the Bank, provides; or (ii) induce, or assist any other Financial Institution or other Person in inducing, directly or indirectly, in one or a series of transactions, any then or former employees or service providers to terminate their employment with, or service to, the Bank or the Company or otherwise interfere with employment relationships between the Bank and its employees. The Bank (or its designee) shall have sole and absolute discretion to determine if any of the activities described in this Paragraph 5(a) have occurred.

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Customer. The term “Customer” means any Person with whom, at any time during the one-year period preceding and including the effective date of termination of this Agreement or Employee’s employment with the Bank for any reason, the Bank has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(b) Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Employee will have access during his employment with the Bank. Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Employee will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Employee’s employment with the Bank, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

(c) Remedies for Breach. Employee understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in Paragraph 5 (a) or 5(b), the Bank shall be entitled to bring a civil action seeking an injunction restraining Employee from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. Employee’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Employee’s employment with the Bank.

6. Termination and Termination Pay.

(a) Employee’s employment under this Agreement may be terminated at any time by Employee upon sixty (60) days written notice to the Bank. Upon such termination, Employee shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Employee not to serve out part or all of said notice period.

(b) Employee’s employment under this Agreement shall be terminated upon the death of Employee during the term of this Agreement. Upon any such termination, Employee’s estate shall be entitled to receive any compensation due to Employee computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c) In the event Employee becomes disabled under the term of his employment hereunder and it is determined by the Bank, through consultation with an independent third party, that Employee is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Employee at the level of compensation described in Paragraph 2 above, and shall continue to provide Employee each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of the Bank which is applicable to Employee. In the event of any disagreement between Employee and the Bank as to whether Employee is physically or mentally incapacitated such as will result in the termination of Employee’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Employee and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Employee), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Employee and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c).

(d) The Bank may terminate Employee’s employment at any time for any reason with or without “Cause” (as defined below). Any termination of Employee’s employment which is not for “Cause” (as defined below) shall entitle Employee to the compensation specified in Paragraph 2 above as to salary for the remaining term of the contract and Paragraph 3(v) above as to medical benefits for the remaining term of this agreement. Any termination of Employee’s employment which is for “Cause” (as defined below) shall mean that Employee has no further rights to receive payments for compensation or benefits under this Agreement, with the exception of any vested benefits of Employee under any employee benefits plan of the Bank or the Company.

For purposes of this Paragraph 6(d), the Bank shall have “Cause” to terminate Employee’s employment upon:

(i) A determination by the Bank, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful conduct which is materially detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Employee’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Employee written notice which describes such breach, failure to perform or conduct and if during a period of thirty (30) business days following such notice Employee cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Employee on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Employee shall have no right to cure such breach, failure to perform or conduct.

(ii) The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks or any other banking regulator having legal jurisdiction over the Bank or the Company), which results from Employee’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation;

(iii) The commission in the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

(v) Employee is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs by any Regulatory Authority; and,

(vi) The occurrence of any event that results in Employee being excluded from coverage, or having coverage limited as to Employee as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

8. Change in Control Payments and Benefits

(a) In the event that:

(i) During the term of this Agreement, (x) the Bank terminates Employee’s employment other than for Cause or Disability; or (y) Employee terminates such employment following a Termination Event; and

(ii) Such termination pursuant to clause (x) or (y) of Paragraph 8(a)(i) above occurs within twelve (12) months after a Change in Control (any such termination meeting the explicit requirements of both Paragraphs 8(a)(i) and 8(a)(ii) referred to hereinafter as a “Change in Control Termination”), then Employee shall be entitled to receive the payments and benefits specified in this Paragraph 8. The date on which the Employee or Bank receives notice in accordance with Paragraph 6 of the termination of Employee’s employment or Subparagraph 8(f) of a Change in Control Termination, respectively, shall be deemed the Change in Control Termination Date.

(b) For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of the Bank, or acquires control of in any manner the election of a majority of the directors of the Bank;

(ii) The Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if (i) prior to the consummation or occurrence of such transaction or event, Employee and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement; or (ii) the transaction is one in which the Bank is reorganizing itself into the bank holding company form of organization whereby the shareholders of the Bank immediately prior to such reorganization are substantially the same as those immediately after consummation of such reorganization.

(c) For purposes of this Agreement, the term “Termination Event” shall mean the occurrence of any of the following events:

(i) Employee is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time;

(ii) Employee’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii) Employee’s life insurance, medical or hospitalization insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Employee as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Employee is transferred to a location outside of Cumberland County, North Carolina and Harnett County, North Carolina, without Employee’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(d) Upon a Change in Control Termination, the Bank shall pay to Employee in a lump sum in cash on the earlier of (x) the first day of the seventh month after the date of the Change in Control Termination Date or (y) the date of Employee’s death an amount equal to two hundred ninety-nine percent (299%) of Employee’s base amount as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) Following a Termination Event which gives rise to Employee’s rights hereunder, Employee shall have twelve (12) months from the date of occurrence of the Termination Event to terminate his employment pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. If Employee does not so terminate his employment within such twelve (12) month period, Employee shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(f) Survival. Employee’s rights and benefits under this Paragraph 8 shall survive any termination of this Agreement or Employee’s employment.

9. Additional Agreements.

(a) The parties acknowledge that Employee may be subject to certain non-competition covenants (the “Prior Non-Compete”) contained in an employment agreement with Employee’s former employer, Gateway Bank & Trust Company, Elizabeth City, North Carolina (“Gateway”). Employee believes that his acceptance of employment with the Bank pursuant to this Agreement will not violate any covenant contained in the Prior Non-Compete. Notwithstanding any other provision contained in this Agreement, in the event that Gateway notifies Employee in writing that (i) Employee is in violation of the Prior Non-Compete and (ii) that Gateway intends to cease making payments to Employee pursuant to the Prior Non-Compete and/or take legal action as a result of such alleged violation of the Prior Non-Compete, then the parties hereto agree that Bank may terminate Employee or that Employee may resign, and that in either such circumstance, the Bank shall continue to provide Employee the insurance benefits called for by Paragraph 3(v) hereof for a period of one (1) year and shall pay to Employee in a lump sum in cash on the earlier of (x) the first day of the seventh month after the date of the such termination or resignation or (y) the date of Employee’s death, an amount equal to 100% percent (100%) of Employee’s then current base salary.

(b) Survival. Employee’s rights and benefits under this Paragraph 9 shall survive any termination of this Agreement or Employee’s employment.

10. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

11. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Section 409A Compliance. Employee and the Bank intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. In that regard, if any provision of this Agreement is ambiguous as to its satisfaction of the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. The Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Employee to additional tax or interest, and the Bank shall not be required to incur additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of Treasury under Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

NEW CENTURY BANCORP, INC.

By:	/s/ William L. Hedgepeth, II
William L. Hedgepeth, II, President & CEO

ATTEST:

/s/ Brenda Bonner
Corporate Secretary

NEW CENTURY BANK

By:	/s/ William L. Hedgepeth, II
William L. Hedgepeth, II, President & CEO

ATTEST:

/s/ Brenda Bonner
Corporate Secretary

/s/ J. Daniel Fisher
J. Daniel Fisher